EXHIBIT 4.6


                                THE HERITAGE BANK
                         OUTSIDE DIRECTORS STOCK OPTION

     THIS DIRECTORS STOCK OPTION entered into as of the 26th day of March, 1997 by and between THE HERITAGE BANK, a Virginia banking corporation (hereinafter referred to as "the Bank") and ______________________, a resident of the Commonwealth of Virginia and a member of the Board of Directors of the Bank (hereinafter referred to as "the Director").

     WHEREAS, on March 26, 1997 (hereinafter referred to as the "Declaration Date"), the Board of Directors of the Bank (the "Board of Directors") determined that it was in the best interest of the Bank to establish a Stock Option Plan under the terms of which those members serving on the Board of Directors of the Bank who are not employees or officers of the Bank (the "Outside Directors") on the Declaration Date should have the option to acquire shares of the $1.00 par value common stock in the Bank (the "Stock Option"); and

     WHEREAS, it was determined by the Board of Directors that such stock should be sold to the Director, upon exercise of the Stock Option, at the higher of book value of the stock, or fair market value of the stock on the Declaration Date (such higher amount being the "Option Price"); and

     WHEREAS, the Board of Directors determined that upon the Declaration Date the Option Price should properly be established at Two and 86/100 Dollars ($2.86) per share; and

     WHEREAS, each of the Outside Directors shall be granted identical options to acquire two thousand (2,000) shares of common stock of the Bank; and

     WHEREAS, the Bank is a banking institution organized under the laws of the Commonwealth of Virginia and is thus exempt from registration under the provisions of Section 3 (a) (2) of the Securities Act of 1933 and Virginia Code 3.1-514 (A) (3) ; and

     WHEREAS, the Director has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investor in the Bank's stock and has acquired extensive knowledge of the operations of the Bank by virtue of his position as a member of the Board of Directors of the Bank and, upon exercise of the Stock Option, will acquire the stock in the Bank for investment purposes and not for speculation.


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                              W I T N E S S E T H :

     THAT FOR AND IN CONSIDERATION of the foregoing and the mutual covenants hereinafter contained and other good and valuable consideration, the parties hereto agree as follows:

     1. OPTION GRANT.

     The Bank grants to the Director a Stock Option to purchase two thousand (2,000) shares (and not less than two thousand (2,000) shares) of the common stock of the Bank at a price of Two and 86/100 Dollars ($2.86) per share which the Bank and the Director deem to be fair value for such stock.

     2. TERM OF OPTION.

     The right to exercise this Stock Option shall continue until March 25, 2007, unless the Director ceases to be a member of the Board of Directors of the Bank prior thereto by reason of death, resignation, removal or otherwise, in which case the Stock Option shall expire sixty (60) days following the date the Director ceases to be a member of the Board of Directors.

     3. NON-ASSIGNABILITY OF THIS OPTION.

     This Stock Option shall not be assignable by the Director to any person, provided however, should the Director die during the period within which this Stock Option may be exercised, it may be exercised by the Director's duly qualified personal representative within the sixty (60) days next following the Director's death.

     4. EXERCISE OF OPTION.

     The Stock Option shall be deemed to have been exercised by the Director upon delivery to the Bank of written notice thereof, together with payment in full in cleared funds for the stock to be acquired, by certified mail, postage prepaid, addressed to the Bank or by hand delivery of such notice and payment to the President of the Bank.

     5. DELIVERY OF SHARES.

     Upon the exercise of the Stock Option and the tender to the Bank of the purchase price for the full two thousand (2,000) shares of stock, the Bank shall deliver to the Director a stock certificate reflecting the stock in the Bank for which the Stock option was exercised.

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     6. SUCCESSORS AND ASSIGNS.

     All terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by or against, the respective legal representatives, successors and assigns of the Bank.

     7. EFFECTIVE DATE.

     This Agreement shall be immediately effective upon the delivery of a fully executed copy hereof by the Director to the Bank.

     8. GOVERNING LAW.

     This Agreement is intended to be performed in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of the Commonwealth.

     IN WITNESS whereof the parties have duly executed this Agreement.

                                                BANK:


Date:____________________________               THE HERITAGE BANK


                                                By:_____________________________


                                                DIRECTOR:


Date:____________________________               ________________________________

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